SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A


         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF
                 THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


                            Name: MACKENZIE SOLUTIONS

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                           Via Mizner Financial Plaza
                      700 South Federal Highway - Suite 300
                            Boca Raton, Florida 33432
             Telephone Number (including area code): (800) 777-6472

           Name  and  address  of  agent  for  service  of process:

                                C. William Ferris
                      Mackenzie Investment Management Inc.
                           Via Mizner Financial Plaza
                      700 South Federal Highway - Suite 300
                            Boca Raton, Florida 33432

                                   Copies to:

                             Joseph R. Fleming, Esq.
                             Dechert Price & Rhoads
                    Ten Post Office Square South - Suite 1230
                                Boston, MA 02109

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes /X/ No / /

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston, Commonwealth of Massachusetts, on the 20th day of November, 1998.

                                                     MACKENZIE SOLUTIONS



                                             By:      /s/ C. WILLIAM FERRIS
                                                 C. William Ferris, President

Attest:       /s/ PAULA K. WOLFE
              Paula K. Wolfe, Compliance Supervisor,
              Mackenzie Investment Management Inc.